Exhibit 10.7

Director Compensation
The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)

Board Chairman Annual Retainer	$125,000
Board Member Annual Retainer (other than Board Chairman)	$70,000
Audit Committee Chair Retainer	$25,000
All Other Committee Chair Retainers	$15,000
Technology Liaison	$10,000
Share-based Compensation
Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units ("RSUs") awarded.
An annual award of $110,000 in RSUs following the Annual Shareholder Meeting. $110,000 in RSUs if joining the Board within six months after the prior Annual Shareholder Meeting, $55,000 in RSUs if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.
All awards have a 1-year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)
Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.

(2)	Non-employee Directors may elect to defer cash compensation into RSUs.

Last Revision Date: May 22, 2019